EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-142404 on Form S-8 of our report dated September 10, 2015 relating to the consolidated financial statements of Super Micro Computer, Inc. and subsidiaries (collectively the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to significant related party transactions) and of our report dated September 10, 2015 (November 16, 2015 as to the effects of the material weakness described in Management's Report on Internal Control Over Financial Reporting (Revised)) on the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Amendment No. 1 to Annual Report on Form 10-K/A of the Company for the year ended June 30, 2015.
/s/ Deloitte & Touche LLP
San Jose, California
November 16, 2015